Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Telecom Italia Capital on Form F-3 of our report dated January 26, 2004, except for Note 38 for which the date is March 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Chilean peso amounts into U.S. dollar amounts and an explanatory paragraph regarding the reconciliation of Chilean GAAP to U.S. GAAP for net income and shareholders’ equity and the application thereof), relating to the financial statements and financial statement schedules of Empresa Nacional de Telecomunicaciones S.A. as at December 31, 2003 and for the two years ended December 31, 2003, appearing in the Annual Report on Form 20-F of Telecom Italia S.p.A. for the years ended December 31, 2004, 2003, and 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte.

Santiago, Chile

August 8, 2005